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SECOND PROSPECTUS SUPPLEMENT                              March 5, 1999
(TO PROSPECTUS DATED FEBRUARY 2, 1999)                    Filed Pursuant to Rule
                                                          424(b)(3) and (c)
                                                          File No. 33-82114


RECENT DEVELOPMENTS


     This Second Prospectus Supplement supplements and amends the Prospectus dated February 2, 1999 and the Prospectus Supplement dated February 19, 1999 (the "Prospectus Supplement", and together with the Prospectus, the "Supplemented Prospectus") relating to our Senior Preferred Stock, Exchange Debentures and Common Stock. This Prospectus Supplement and the Prospectus have been prepared by us for use by holders of our Senior Preferred Stock, Exchange Debentures or Common Stock in connection with sales of our securities that may require delivery of a prospectus. We will receive no part of the proceeds of this offering.

     This Second Prospectus Supplement should be read in conjunction with the Supplemented Prospectus, and is qualified by reference to the Supplemented Prospectus except to the extent that the information in this Second Prospectus Supplement supersedes the information contained in the Supplemented Prospectus.
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                            SELLING SECURITYHOLDERS


     The table of Selling Stockholders in the Supplemented Prospectus is hereby amended to include two additional shareholders, identified in the table below. The following table sets forth information provided to the Company by the holders of the Company's Senior Preferred Stock, Exchange Debentures, and Class A Common Stock, which may be offered from time to time by or for the account of the holders thereof (the "Selling Securityholders") as to the number of shares of Senior Preferred Stock beneficially owned by each of them as of July 17, 1997 (except for Libertyview LLC, Libertyview Plus Fund and CPR USA who each provided their information as of March 3, 1999, Legg Mason High Yield Portfolio who provided their information as of March 2, 1999, High View SSFI Fund LDC who provided their information as of February 26, 1999, Value Line Aggressive Income Trust who provided their information as of February 26, 1998, The High View Fund, LP, High View Fund II, LP and High View Fund LLC who each provided their information as of December 7, 1998). The Selling Securityholders acquired the Senior Preferred Stock on March 27, 1997 in connection with the Offerings. The offering covers all of the shares of Senior Preferred Stock included in the following table. See "Plan of Distribution."


     No Exchange Debentures or shares of Class A Common Stock have been issued or are outstanding, and it is unknown as of the date of this Prospectus whether any such securities will be issued. Accordingly, no Selling Securityholder information with respect to such securities is available.


                                                                   SHARES OF SENIOR PREFERRED STOCK
                       NAME OF SELLER                           BENEFICIALLY OWNED (PERCENT OF CLASS)
                       --------------                           --------------------------------------
Abbott Laboratories Annuity Retirement Plan(3)..............                       310*
Ameritech Corporation Pension Plan(3).......................                       775*
Amoco Corp. Pension Plan(2).................................                       310*
Capital Asset Trust(3)......................................                        75*
Central States, Southeast and Southwest Areas Pension
  Fund(3)...................................................                     3,975(2.3%)
CIBC Wood Gundy Securities Corp.(1).........................                    16,455(9.4%)
Continental Casualty Company................................                    22,500(12.9%)
CPR USA.....................................................                       855*
Dreyfus Asset Allocation....................................                     1,677*
Dreyfus High Yield Securities...............................                     5,570(3.2%)
Dreyfus Intermediate Term Income............................                     1,124*
Dreyfus Short Term High Yield...............................                     1,071*
Dreyfus Strategic Income....................................                    10,585(6.1%)
EOS Partners, L.P...........................................                       500*
Fidelity Advisor Series II: Fidelity Advisor High Yield
  Fund......................................................                     1,141*
Fidelity Management Trust Company on behalf of accounts
  managed by it.............................................                     1,714*
French Global Strategic Yield(2)............................                       360*
Gleacher Nat West...........................................                     1,000*
High View Fund II, LP(6)....................................                       269*
High View Fund LLC(6)(7)....................................                     1,112*
High View SSFI Fund LDC.....................................                       474*
Highbridge Capital Corporation(5)...........................                       500*
Highbridge International LLC................................                     3,213(1.8%)
ING Baring (U.S.) Capital Corp..............................                     9,445(5.4%)
Lazard Strategic Yield(2)...................................                     1,250*
Lazard Global Strategic Yield(2)............................                       150*
LB Series Fund, Inc. High Yield(RFO3).......................                     4,900(2.8%)
LF International Fixed Income(2)............................                       435*
Legg Mason High Yield Fund(4)...............................                     3,500(2.0%)
Legg Mason High Yield Portfolio(8)..........................                     4,285(2.0%)
Legg Mason Offshore High Yield Fund(4)......................                     1,500*
Libertyview LLC.............................................                       121*
Libertyview Plus Fund.......................................                       244*
Lincoln National Global Asset Allocation Fund, Inc.(3)......                        35*
Lutheran Brotherhood Family of Funds-Lutheran Brotherhood
  High Yield Fund(RF06).....................................                     3,100(1.8%)
MainStay VP Series Fund, Inc., on behalf of its High Yield
  Corporate Bond Portfolio(5)...............................                     4,500(2.6%)
NYC Employee Retirement(2)..................................                     1,500*
Police Officers Pension System of the City of Houston(5)....                       730*
Post Balance Fund, L.P......................................                     2,000(1.1%)


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
                                                                   SHARES OF SENIOR PREFERRED STOCK
                       NAME OF SELLER                           BENEFICIALLY OWNED (PERCENT OF CLASS)
                       --------------                           --------------------------------------
Putnam Asset Allocation Funds -- Balanced Portfolio(3)......                       220*
Putnam Asset Allocation Funds -- Conservative
  Portfolio(3)..............................................                        75*
Putnam Asset Allocation Funds -- Growth Portfolio(3)........                        80*
Putnam Convertible Opportunities and Income Trust(3)........                       100*
Putnam Diversified Income Portfolio/Smith Barney/Travelers
  Series Fund(3)............................................                        75*
Putnam Diversified Income Trust(3)..........................                     3,450(2.0%)
Putnam Diversified Income Trust II(3).......................                       350*
Putnam Equity Income Fund(3)................................                        10*
Putnam High Income Convertible and Bond Fund(3).............                       105*
Putnam High Yield Advantage Fund(3).........................                     8,675(5.0%)
Putnam High Yield Fixed Income Trust(DBT)(3)................                        85*
Putnam High Yield Managed Trust(3)..........................                       970*
Putnam High Yield Total Return Fund(3)......................                       120*
Putnam High Yield Trust(3)..................................                    11,120(6.4%)
Putnam Managed High Yield Trust(3)..........................                       465*
Putnam Master Income Trust(3)...............................                       590*
Putnam Master Intermediate Income Trust(3)..................                       265*
Putnam Premier Income Trust(3)..............................                     1,490*
Putnam Variable Trust -- Putnam VT Diversified Income
  Fund(3)...................................................                       815*
Putnam Variable Trust -- Putnam VT Global Asset Allocation
  Fund(3)...................................................                        80*
Putnam Variable Trust -- Putnam VT High Yield Fund(3).......                     3,125(1.8%)
Robert Fleming Inc..........................................                     4,000(2.3%)
Saffra Republic(2)..........................................                     1,100*
Southern Company(2).........................................                       280*
Southern Farm Bureau Annuity Insurance Company(3)...........                       110*
T. Rowe Price High Yield Fund 7016..........................                     3,000(1.7%)
The Brown & Williamson Master Retirement Trust(5)...........                       800*
The High View Fund, LP(6)...................................                     1,740*
The MainStay Funds, on behalf of its High Yield Corporate
  Bond Fund Series(5).......................................                    39,570(22.6%)
The MainStay Funds, on behalf of its Strategic Income Fund
  Series(5).................................................                       125*
The TCW Shared Opportunity Fund II, L.P.....................                     2,000(1.1%)
University of Iowa #1(2)....................................                        60*
University of Iowa #2(2)....................................                        55*
Vulcan Materials Company High Yield Account(5)..............                       150*
Value Line Aggressive Income Trust..........................                     2,133(1.1%)
Walter Industries(5)........................................                        25*
Wheat First Securities Inc. ................................                     1,071*
                                                                                ------
TOTAL.......................................................                   201,744



(1) CIBC Wood Gundy Securities Corp. (a) is the financial advisor to the Company, (b) was the Initial Purchaser of the Senior Preferred Stock and the Series A Notes in the Offerings consummated on March 27, 1997 and (c) is a market-maker in the Company's securities.


(2) Lazard Asset Management holds discretionary power to vote, dispose of and direct the voting and disposition of such securities.


(3) Shares voting and investment control with The Putnam Advisory Company, Inc.



(4) Western Asset Management serves as investment advisor to these entities.



(5) MacKay-Shields Financial Corporation holds discretionary power to vote, dispose of and direct the voting and disposition of such securities.



(6) Ernest Werlin holds discretionary power to vote, dispose of and direct the voting and disposition of such securities.



(7) High View Asset Management Corp. serves as investment advisor to this entity.



(8) Western Asset Management holds discretionary power to dispose of and direct the disposition of such securities.



*   Less than 1%.


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